FOR IMMEDIATE RELEASE

Contact:

Jeffrey V. Pirone	Kim Brennen Root
Antex Biologics Inc.	BioPort Corporation
(301) 590-0129	(517) 327-1543
www.antexbiologics.com	www.bioport.com

ANTEX PLANS TO COMBINE WITH BIOPORT CORPORATION
BioPort and Antex Enter into Loan Agreement

GAITHERSBURG, MD, March 17, 2003 — Antex Biologics Inc. (AMEX: ANX) today announced that it has entered into a loan agreement and a non-binding letter of intent with BioPort Corporation, a privately held company headquartered in Lansing, Michigan. Pursuant to the non-binding letter of intent, BioPort will acquire all of Antex’s assets. The loan agreement provides for BioPort’s funding of Antex’s operations prior to the completion of the combination. The companies anticipate that, if negotiations are successfully completed, a definitive acquisition agreement will be signed later this month.

As provided in the letter of intent, a copy of which is being filed today with the Securities and Exchange Commission, along with a copy of the loan agreement, the transaction would be structured as an asset purchase followed by a liquidation of Antex. In exchange for its assets, Antex would receive a payment in cash of between approximately $3,000,000 and approximately $3,600,000, depending on the form of payment accepted by the Company’s creditors in exchange for their claims. Under the terms of the proposed transaction, the maximum distribution to the holders of the common stock in the subsequent liquidation of Antex would be approximately $0.10 per share, but could be less depending on the Company’s success in reaching settlements with its creditors and preferred stockholders, and the expenses of liquidating the Company. The transaction must be approved by the holders of a majority of Antex’s outstanding common stock.

In anticipation of the combination, and pursuant to a secured loan entered into today (the “Loan”), BioPort has provided short-term working capital to Antex of $200,000, and has agreed to continue, in its sole discretion, to fund Antex’s working capital needs, up to an aggregate of $1,000,000, from now until the combination is completed. The Loan is secured by all Antex’s inventory, equipment and intellectual property, and has an interest rate of 10% per annum. Principal and interest are due on April 30, 2003 if a definitive acquisition agreement is not signed by then. Provided a definitive acquisition agreement is signed by that time, the Loan will become due and payable only if the transaction is not consummated.

V.M. Esposito, Antex’s Chairman, President and Chief Executive Officer stated, “Over the past few years, Antex has raised equity and debt capital sufficient to continue our critical research and development efforts and to move our vaccine and antibiotic candidates from the laboratory to the clinic. As a result of the prolonged down turn in the capital markets beginning in 2001, maintaining Antex as a stand-alone public company is no longer an option. Among the alternatives available, the Company believes that this transaction offers the best value currently available for its stockholders.”

In addition to shareholder approval, the transaction would be contingent on, among other conditions, (i) an agreement of Antex’s preferred stockholders to exchange their preferred stock for future royalties on two of Antex’s product candidates and (ii) the agreement of Antex’s trade creditors and noteholders to settle their current claims at significant discounts. If either of these conditions is not satisfied, then Antex or BioPort may choose not to proceed with the transaction, and BioPort may cease providing additional working capital under the Loan. As the Company has previously announced, its existing cash position is insufficient to support its operations, and therefore if BioPort ceases its funding of working capital, Antex will be required to cease ongoing operations.

About Antex Biologics
Antex Biologics, and its wholly owned subsidiary, AntexPharma, is a biopharmaceutical company committed to developing and marketing new products to prevent and treat infections and related diseases. The Company maintains strategic alliances with GlaxoSmithKline, Aventis Pasteur, and the US Department of Defense.

About BioPort Corporation
BioPort Corporation was founded in 1998 and subsequently acquired the assets of the Michigan Biologic Products Institute (“MBPI”) from the State of Michigan. The facility owned by BioPort has manufactured human vaccines for more than 70 years, including vaccines for rabies and anthrax. Pursuant to a contract with the U.S. Department of Defense, BioPort is currently manufacturing and selling BioThrax™, the world’s only FDA licensed anthrax vaccine. BioPort’s interest in Antex is consistent with its long-term strategic objectives.

     Statements contained herein that relate to future events or results are forward-looking statements. Without limiting the foregoing, the words “may,” “will,” “should,” “intends,” “estimates,” “predicts,” “potential,” “continue,” “believes,” “anticipates,” “plans,” “expects,” the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements are only predictions. A number of factors could cause actual results to differ materially from those indicated by forward-looking statements. In evaluating forward-looking statements, you should consider: (i) the Company’s ability to fund its future operations; (ii) the Company’s ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (iii) the Company’s ability to obtain required governmental approvals; (iv) the Company’s ability to attract and/or maintain manufacturing, sales, distribution and marketing partners; and (v) the Company’s ability to develop and commercialize its products before its competitors.

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